Report of TetriDyn Solutions’ 2009 Shareholder Meeting

TetriDyn holds 2009 Shareholder Meeting to re-elect directors and adopt new long-term incentive plan.

Pocatello, ID June 30, 2009 – Information technology firm TetriDyn Solutions, Inc. held its 2009 shareholder meeting on June 17, 2009, at the corporate offices in Pocatello, Idaho.

During his address to the shareholders, President and CEO David Hempstead reported financial gains in 2008 signifying a growth trend that has flourished yearly since the company’s establishment in 2002. Financial statements for 2008 reported to the Securities Exchange Commission (SEC) exhibit comprehensive financial strength gained during the year. The financials reported to the SEC are the consolidated financials of TetriDyn Solutions and its subsidiary, Southfork Solutions. TetriDyn Solutions’ consolidated financials illustrated the following improvements:

•	14% increase in revenue since 2007, 622% since 2005
•	36% reduction in liabilities since 2007, 75% since 2005
•	Current ratio increased from 0.12 to 0.39 to 1.57 as of December 31, 2005, 2007, and 2008, respectively

The shareholders voted on the re-election of the company’s directors and the adoption of the 2009 long-term incentive plan. Two-thirds of the shareholders eligible to vote were present at the shareholders meeting. The voting shareholders unanimously voted for the re-election of the directors Mr. David Hempstead, Ms. Antoinette Knapp, Mr. Orville Hendrickson, and Mr. Larry Ybarrondo. The voting shareholders also unanimously voted for the adoption of the 2009 long-term incentive plan.

About TetriDyn Solutions, Inc.: TetriDyn Solutions, Inc., (Stock Symbol – TDYS) specializes in providing business information technology (IT) solutions to its customers. TetriDyn Solutions optimizes business and IT processes by utilizing systems engineering methodologies, strategic planning, and system integration to add efficiencies and value to its customers’ business processes and to help its customers identify critical success factors in their business. For more information about the company, visit www.tetridyn.com.

Contact:

Mikkel Muller, Public Relations

TetriDyn Solutions, Inc. (888) 895-7115

www.tetridyn.com